Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”) is effective as of May 4, 2023 (the “Effective Date”), and is made by and between fuboTV Inc. (together with any successor thereto, the “Company”) and David Gandler (“Executive”) (collectively referred to herein as the “Parties” or individually referred to as a “Party”).

RECITALS

A.	The Company and Executive previously entered into that certain Employment Agreement dated as of October 8, 2020 (the “Prior Agreement”), which set forth the terms and conditions of Executive’s employment with the Company;

B.	It is the intent of the Parties that this Agreement supersede and replace in its entirety the Prior Agreement; and

B.	Executive and the Company mutually desire that from and after the date hereof, Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall continue to employ Executive, and Executive shall continue to be employed by the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) At-Will Employment. The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject specifically to the notice requirements of Section 3(b) of this Agreement, the termination provisions set forth in Section 3 of this Agreement and the severance payment provisions set forth in Section 4 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement, as provided under any equity, deferred compensation or pension or welfare plans or agreements between the Parties or, otherwise agreed to in writing by the Company or as provided by applicable law.

(c) Positions and Duties. Executive shall continue to serve as Chief Executive Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Board of Directors of the Company (the “Board”) consistent with the position and title of Chief Executive Officer of a publicly traded company of the size and scope of the Company. In the performance of such duties, Executive shall report solely and directly to the Board. Executive may perform such duties from the Company’s headquarters in New York, New York, or remotely from Executive’s home office or from other locations from time to time; provided, however, that the Company may from time to time require Executive to travel in connection with the Company’s business. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees, other than as permitted in the following sentence) without the prior written consent of the Board. Notwithstanding the foregoing, Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal or family investments without such prior written consent; provided that such activities do not individually or in the aggregate materially interfere with the performance of Executive’s duties under this Agreement. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case, as amended from time to time, and as delivered or made available to Executive (collectively, the “Policies” and, each, a “Policy”).

2. Compensation and Related Matters.

(a) Annual Base Salary. Effective January 1, 2023, Executive shall receive an annual base salary at a rate of $730,000 per annum. Effective as of January 1, 2024, Executive’s annual base salary shall be increased to $995,000 per annum. Executive’s base salary shall be paid in accordance with the customary payroll practices of the Company. Executive’s annual base salary shall be reviewed (and may be adjusted) from time to time by the Compensation Committee of the Board (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Annual Cash Bonus Opportunity. During the term of his employment hereunder, Executive shall be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at one hundred percent (100%) of Executive’s Annual Base Salary (such target, the “Target Annual Bonus”). The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Company and approved by the Board or the Compensation Committee of the Board (as applicable) in its sole discretion. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Sections 4(b) and 4(c) of this Agreement.

(c) Benefits. Executive shall be eligible to participate in each of the employee benefit plans maintained by the Company on the same basis as those benefits are generally made available to other executive officers of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time. Notwithstanding the foregoing, the Company shall directly pay, or reimburse Executive for, one hundred percent (100%) of the medical, dental or vision premiums for Executive and Executive’s covered dependents under the applicable employee benefit plans maintained by the Company. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d) Vacation or Paid Time Off. During the term of his employment hereunder, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies.

(e) Business Expenses/Attorney’s fees. The Company will reimburse Executive for his necessary and reasonable business expenses incurred in connection with Executive’s duties upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. The Company will reimburse Executive for reasonable and documented legal expenses incurred in connection with entering into this Agreement (for clarity, including Exhibits hereto) up to $50,000.

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(f) Equity Awards.

(i) As soon as reasonably practicable following the Effective Date, Executive shall be granted 730,338 performance restricted stock units (the “PSU Award”) at the “target performance level” (and up to 1,095,507 performance restricted stock units at the “maximum level of performance”). The PSU Award shall be subject to the terms and conditions of the Plan (as defined below) and the Performance Stock Award Agreement in the form attached hereto as Exhibit A (the “PSU Award Agreement”); provided, however, that the PSU Award shall be granted subject to approval by the Company’s shareholders, within twelve (12) months of the grant date, of the amendment to the Plan approved by the Board pursuant to which the number of Shares available for issuance under the Plan was increased (the “Shareholder Approval”). No portion of the PSU Award will vest unless and until the Shareholder Approval is obtained. The PSU Award will automatically terminate (and no portion thereof shall vest) if such Shareholder Approval is not obtained.

(ii) As soon as reasonably practicable following the Effective Date, Executive shall be granted 365,168 time-vesting restricted stock units (the “RSU Award”). The RSU Award shall be subject to the terms and conditions of the Plan and the Restricted Stock Unit Award Agreement in the form attached hereto as Exhibit B (the “RSU Award Agreement”); provided, however, that the RSU Award shall be granted subject to the Shareholder Approval within twelve (12) months of the grant date. No portion of the RSU Award will vest unless and until the Shareholder Approval is obtained. The RSU Award will automatically terminate (and no portion thereof shall vest) if such Shareholder Approval is not obtained.

(iii) As soon as reasonably practicable following the Effective Date, Executive shall be granted an option to purchase 636,298 shares of the Company’s common stock (the “2023 Option Award”). The exercise price per share of the 2023 Option Award will be equal to the closing price of the Company’s common stock on the grant date. The 2023 Option Award shall be subject to the terms and conditions of the Plan and the Option Award Agreement to be executed by the Company and Executive in the form attached hereto as Exhibit C (the “Option Agreement”); provided, however, that the Option Award shall be granted subject to the Shareholder Approval within twelve (12) months of the grant date. No portion of the Option Award will vest or be exercisable unless and until the Shareholder Approval is obtained. The Option Award will automatically terminate (and no portion thereof shall vest) if such Shareholder Approval is not obtained.

Executive may be eligible for future awards, as determined in the sole discretion of the Board or Compensation Committee (as applicable), which award will be subject to the terms and conditions, including any performance or service vesting conditions, as set forth in the applicable award agreement.

3. Termination. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

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(ii) Disability. If Executive has incurred a Disability (as defined below), the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason.

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) of this Agreement shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Executive. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company. The failure by either Party to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of the following (the “Accrued Obligations”): (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs, (iii) any expense reimbursements owed to Executive pursuant to Section 2(d) of this Agreement; and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs, policies or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4 of this Agreement, as applicable.

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(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices, directorships and other positions, if any, then held with the Company or any of its affiliates, including his position as a member of the Board, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

4. Severance Payments.

(a) Termination for Cause, or Termination Upon Death or Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) of this Agreement, as a result of Disability pursuant to Section 3(a)(ii) of this Agreement, for Cause pursuant to Section 3(a)(iii) or for Executive’s resignation from the Company without Good Reason pursuant to Section 3(a)(vi) of this Agreement, then Executive shall not be entitled to any payments or benefits, except for the Accrued Obligations as provided in Section 3(c) of this Agreement.

(b) Termination without Cause or Resignation from the Company with Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) of this Agreement, or pursuant to Section 3(a)(v) of this Agreement due to Executive’s resignation with Good Reason, and such termination does not occur during the Change in Control Period (as defined below), then, subject to Executive signing on or before the twenty-first (21st) day following Executive’s Separation from Service (as defined below) or in the event that such Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”)) on or before the forty-fifth (45th) day following Executive’s Separation from Service, and not revoking, a reasonable and customary general waiver and release of claims provided by the Company to the Executive upon his Separation from Service (the “Release”), and Executive’s continued compliance with Section 5 of this Agreement, Executive shall receive, in addition to payments and benefits set forth in Section 3(c) of this Agreement, the following:

(i) an amount in cash equal to two (2) times the Annual Base Salary in effect as of the Date of Termination (or, in the event of Executive’s resignation for Good Reason due to a material reduction in Annual Base Salary, as in effect immediately prior to such reduction), payable, subject to Section 8(m)(ii) of this Agreement, in regular installments over the 24-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices; and

(ii) an amount of cash equal to (A) one hundred percent (100%) of Executive’s Target Annual Bonus for the fiscal year in which the Date of Termination occurs (which, in the event of a termination for Good Reason due to a material reduction in Annual Base Salary, shall be calculated using the Annual Base Salary as in effect immediately prior to such reduction), multiplied by (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs and the denominator of which is three hundred sixty-five (365). Any payment pursuant to this Section 4(b)(ii) of this Agreement shall be in lieu of any Annual Bonus payment that Executive would otherwise receive for the fiscal year in which the Date of Termination occurs. Any such pro-rated Annual Bonus, shall be paid to Executive in accordance with the Company’s normal payroll practices in a lump sum on the First Payment Date; and

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(iii) if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, one hundred percent (100%) of the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA, or (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in a net amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA, or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility); and

(iv) all unvested equity or equity-based awards held by Executive under any Company equity compensation plans that vest solely based on the passage of time shall immediately become one hundred percent (100%) vested (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable equity award agreement).

(c) Termination without Cause or Resignation from the Company with Good Reason During the Change in Control Period. In lieu of the payments and benefits set forth in Section 4(b) of this Agreement, in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), of this Agreement or due to Executive’s resignation with Good Reason pursuant to Section 3(a)(v) of this Agreement, in either case, within six (6) months prior or twenty-four (24) months following the date of a Change in Control (the “Change in Control Period”), subject to Executive signing on or before the twenty-first (21st) day following Executive’s Separation from Service or in the event that such Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the ADEA) on or before the forty-fifth (45th) day following Executive’s Separation from Service, and not revoking, the Release, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c) of this Agreement, the following:

(i) An amount in cash equal to two (2) times the Annual Base Salary in effect as of the Date of Termination (or, in the event of a termination for Good Reason due to a material reduction in Annual Base Salary, as in effect immediately prior to such reduction), payable (A) if such termination occurs within six (6) months prior to a Change in Control, subject to Section 8(m)(ii), in regular installments over the Severance Period in accordance with the Company’s normal payroll practices, or (B) if such termination occurs on or within twenty-four (24) months following the date of a Change in Control, in in a lump sum on the First Payment Date (as defined below); and

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(ii) an amount in cash equal to two (2) times the Target Annual Bonus for the fiscal year in which the Date of Termination occurs, payable in a lump sum on the later of (A) the First Payment Date or (B) the date of the Change in Control; provided that if the Date of Termination occurs prior to the date of the Change in Control and Executive has already received payment of a prorated Annual Bonus under Section 4(b)(ii), then the amount payable under this Section 4(c)(ii) shall be reduced by the amount of such prorated Annual Bonus paid in accordance with Section 4(b)(ii) (for clarity, such that no double-payment of such amount shall occur); and

(iii) the benefits set forth in Section 4(b)(iii) of this Agreement; and

(iv) all unvested equity or equity-based awards held by Executive under any Company equity compensation plans shall be treated as set forth in Section 4(b)(iv) of this Agreement.

(d) No Mitigation; No Offset. In the event of any termination of the Executive’s employment under this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain.

5. Restrictive Covenants.

(a) Restrictive Covenant Agreement. Executive has previously executed the Company’s At-Will Employment, Confidential Information and Invention Agreement, dated as of January 21, 2020, as amended, and attached hereto as Exhibit D (the “Restrictive Covenant Agreement”). Executive acknowledges and agrees that the terms of the Restrictive Covenant Agreement are incorporated by reference herein. Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment and this Agreement for the periods set forth in the Restrictive Covenant Agreement.

(b) Nondisparagement. During the term of Executive’s employment with the Company and thereafter, neither Executive nor the members of the Board of Directors of the Company shall publicly and untruthfully disparage or defame the other Party, its affiliates or their current or former officers, directors, shareholders, partners, members or affiliates, in communications with investors, clients, potential clients, competitors, the media, or other persons with whom any of the above do business or may do business.

(c) Return of Company Property; Passwords and Password-protected Documents. Upon the termination of Executive’s employment, Executive shall return to the Company in good working order (to the extent possible) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, provided that Executive may retain his personal copies of (i) his compensation records, (ii) materials distributed to shareholders generally and (iii) any written agreement to which Executive is a party. Executive will also deliver to the Company all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

(d) Reformation of Provisions. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

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(e) Remedies. It is expressly agreed that the Company and its subsidiaries and affiliates will or would suffer irreparable injury if Executive were to breach any of the provisions of this Section 5 and that the Company and its subsidiaries and affiliates would by reason of any such breach be entitled to injunctive relief in a court of competent jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages. The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to the Company and its subsidiaries and affiliates under this Agreement or otherwise. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all severance payments and benefits under Section 4(b) or 4(c) from Executive in the event of his breach of this Section 5.

(f) Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

6. Certain Definitions.

(a) “Cause” means (i) Executive’s act of dishonesty in connection with Executive’s responsibilities as an employee; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (iii) Executive’s gross and willful misconduct that has a material adverse effect on the business or affairs of the Company, (iv) Executive’s unauthorized and intentional use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any material obligations under any material written agreement or covenant with the Company; (vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that Executive has refused to perform Executive’s duties and has failed to cure such non-performance to the Company’s reasonable satisfaction within thirty (30) business days after receiving such notice; or (vii) Executive’s willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Board has requested Executive’s cooperation. No act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. A purported termination of Executive’s employment for Cause shall not be effective and shall be deemed to be without Cause unless (x) the Company provides written notice to Executive of the facts alleged by the Company to constitute Cause and such notice is delivered to Executive no more than three hundred sixty-five (365) days after the Company has actual knowledge of such facts, (y) Executive has been given an opportunity of no less than thirty (30) days after receipt of such notice to cure the circumstances alleged to give rise to Cause, but only to the extent that such circumstances are reasonably curable, and (z) the final decision to terminate Executive for Cause is approved at a special meeting of the Board called specifically for such purpose.

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(b) “Change in Control” shall have the meaning set forth in the Plan (as defined below). Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d) “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) of this Agreement either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b) of this Agreement, whichever is earlier.

(e) “Disability” means, with respect to Executive, the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined in good faith by a majority vote of the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(f) “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties, authority or responsibilities without Executive’s prior consent; (ii) a material reduction(s) in Executive’s Annual Base Salary; provided, that a reduction of less than or equal to five percent (5%) (or, if there is a reduction applicable to the management team generally, a reduction of less than or equal to ten percent (10%)) of the Executive’s Annual Base Salary will not be considered a material reduction in Executive’s Annual Base Salary; (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location; or (iv) the Company’s material breach of this Agreement, provided that, for the avoidance of doubt, any changes made by the Company to this Agreement required by applicable laws shall not result in a material breach of this Agreement (and Executive shall negotiate such changes in good faith). Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(g) “Plan” means the fuboTV Inc. 2020 Equity Incentive Plan or any successor plan.

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7. Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 of this Agreement, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 7(b)) of this Agreement to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c) All determinations regarding the application of this Section 7 shall be made by a nationally recognized accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by Executive and approved by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 7, the excess amount shall be returned promptly by Executive to the Company.

8. Miscellaneous Provisions.

(a) Governing Law; Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the State of New York, and where applicable, the laws of the United States. Any claims or legal actions by one Party against the other arising out of the relationship between the Parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in New York, New York, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

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(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 3 through 8 of this Agreement will survive the termination of Executive’s employment and the termination of this Agreement.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business to the attention of the Chief Legal Officer, or such other address as either party may specify in writing.

(e) Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

(f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(g) Entire Agreement. The terms of this Agreement, and the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5 of this Agreement, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including the Prior Agreement and any other prior employment offer letter or employment agreement between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

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(h) Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(i) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j) Arbitration.

(i) Agreement to Arbitrate. The Company and Executive hereby agree to resolve by final and binding arbitration any and all claims or controversies in any way arising out of, relating to or associated with Executive’s employment with the Company or any of its parents, affiliates, or subsidiaries, or the termination of such employment or any breach of this Agreement. This mutual agreement to arbitrate includes any claims that the Company may have against Executive, or that Executive may have against the Company or against any of its officers, directors, employees, agents, successors, or parent, subsidiary, or affiliated entities so long as such claim is related to Executive’s employment with the Company. The Company and Executive agree that arbitration, as provided for in this Agreement, shall be the exclusive forum for the resolution of any covered dispute between the Parties. The Company and Executive agree that their mutual agreement to arbitrate shall constitute sufficient consideration by each Party for the promises made in this Section 8(j).

(ii) Scope of Agreement. The claims covered by this Section 8(j) include, but are not limited to, claims for breach of any contract or covenant, express or implied; claims for breach of any fiduciary duty or other duty owed to Executive by Company or to Company by Executive; tort claims; claims for wages or other compensation due; claims for discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; and claims for violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Fair Labor Standards Act (“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Family and Medical Leave Act (“FMLA”) (collectively, “Arbitrable Disputes”). Notwithstanding the generality of the foregoing, this Agreement does not require arbitration of claims of sexual harassment or sexual assault, unless the Executive elects to arbitrate these claims.

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(iii) Procedure. Executive’s request to arbitrate must be directed to the Board at the Company’s principal place of business. A request submitted by the Company shall be sent to Executive at Executive’s address as reflected on the Company’s personnel records. Any arbitration shall be conducted before a single arbitrator of JAMS under the Employment Arbitration Rules and Procedures (the “Rules”) of JAMS then in effect. Executive can obtain a copy of the Rules on the website of JAMS, which is www.jamsadr.com and a copy will be provided to Executive upon request. JAMS has previously maintained the Rules at this URL: http://www.jamsadr.com/rules-employment-arbitration. The arbitration will be conducted in New York, New York, and Executive and the Company consent to jurisdiction and venue in New York, New York. If Executive is making a claim, the Company will pay any arbitration filing fee in excess of the amount Executive would have been required to pay (if any) to file the claim in court, and the Company will pay all of the arbitrator’s fees and other arbitration expenses. If the Company is making a claim, the Company will pay all filing fees and all expenses of the arbitration, including the arbitrator’s fees. Each Party shall bear its, his, or her own costs of legal representation; provided, however, if any Party prevails on a claim entitling the prevailing Party to attorneys’ fees and/or costs, the arbitrator may award reasonable fees and/or costs to the prevailing Party in accordance with such claim. The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator shall issue a written decision that reveals the essential findings and conclusions on which the decision is based, and the arbitrator’s decision shall be subject to such judicial review as is provided by law. The mutual agreement to arbitrate claims as set forth in this Section 8(j) is enforceable under and governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), but if the FAA is held not to apply to this Agreement for any reason, this mutual agreement to arbitrate claims shall be enforced under the laws of the State of New York.

(iv) Provisional Remedies. This Agreement does not limit the right of the Company or Executive to seek any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect the Company’s or Executive’s rights and interests pending the outcome of an arbitration, including but not limited to claims for breach of non-competition covenants, non-solicitation covenants, or non-disclosure or use of trade secrets or other confidential or proprietary information or other similar restrictive covenants. Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award, and shall be entitled to recover fees and costs associated with any such motion to compel arbitration or to enforce an arbitration award.

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(v) Administrative Relief. This Section 8(j) does not limit Executive’s right to file an administrative charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), or any state agency charged with enforcement of fair employment practice laws, but Executive agrees to arbitrate under this Agreement all rights to any form of recovery or relief, including monetary or other damages. This agreement also does not apply to or cover claims for workers’ compensation benefits or compensation, claims for unemployment compensation benefits, or claims based upon an employee pension or benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, in which case the provisions of such plan shall apply.

(vi) Governing Law. The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act. In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of New York, without reference to conflicts of law principles.

(vii) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Section 8(j) of this Agreement and fully understands it, including that EXECUTIVE EXPLICITLY WAIVES THE RIGHT TO TRIAL BY JURY, AND WAIVES THE RIGHT TO BRING ANY CLAIM AS PART OF OR IN CONNECTION WITH A CLASS OR COLLECTIVE ACTION LAWSUIT OR CLAIM. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

(k) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

(m) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 of this Agreement shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

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(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred. Executive will submit Executive’s reimbursement request promptly following the date the expense is incurred, and the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code. Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(n) Key Person Insurance. The Company shall have the right (but not the obligation) to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.

(o) Liability Insurance; Indemnification.

(i) The Company shall cover Executive under directors and officers liability insurance both during his employment with the Company and for a period of at least seven (7) years following the Date of Termination in the same amount and to the same extent, if any, as the Company covers its then-engaged directors and officers.

(ii) During Executive’s employment and after the Date of Termination, the Company shall indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of his duties as an employee of the Company and its affiliates, except to the extent of any loss resulting from such action or inaction that a proximate result of Executive’s fraud, bad faith, willful misconduct, gross negligence, a violation of applicable securities laws or a material breach of this Agreement by Executive.

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(p) Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail unless the terms of such other agreement, plan, program, policy arrangement or document explicitly provides that its provisions are intended to supersede the terms of this Agreement and Executive consents in writing to such other agreement, plan, program, policy arrangement or document.

(q) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(r) Clawback. The compensation payable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any Company clawback or recoupment policy approved by the Board from time to time which applies to the senior executives of the Company. The Company and Executive acknowledge that this Section 8(r) is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

(s) Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive acknowledges that he was represented by counsel of his own choosing in connection with the negotiation of this Agreement and that he has had sufficient time to, and has carefully read and fully understand all the provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

FUBOTV INC.

By:	/s/ Gina Sheldon
Name:	Gina Sheldon
Title:	Secretary

EXECUTIVE

/s/ David Gandler
David Gandler